ACCEPTANCE INSURANCE COMPANIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (dollars in thousands except share data)
DECEMBER 31, 2001 AND 2000

ASSETS	2001	2000
Investments:		
Fixed maturities available-for-sale, at fair value (Note 2)	$ 90,976	$226,541
Marketable equity securities available-for-sale, at fair value (Note 2)	5,126	17,638
Mortgage loan	-	8,400
Real estate	3,055	3,055
Short-term investments, at cost, which approximates market	85,348	55,599
Restricted short-term investments, at cost, which approximates market (Notes 1 and 7)	27,860	33,050
	212,365	344,283
Cash	11,459	10,700
Receivables, net (Note 4)	182,998	130,631
Reinsurance recoverable on unpaid losses and loss adjustment expenses	428,848	383,979
Prepaid reinsurance premiums	22,481	11,314
Property and equipment, net of accumulated depreciation of $19,295 and $16,093	16,675	16,458
Deferred policy acquisition costs	-	7,219
Excess of cost over acquired net assets	31,310	17,661
Deferred income tax (Note 5)	33,711	31,003
Other assets	20,730	10,734
	$960,577	$963,982
LIABILITIES AND STOCKHOLDERS' EQUITY		
Losses and loss adjustment expenses (Note 6)	$597,392	$617,891
Unearned premiums	23,740	34,772
Amounts payable to reinsurers	24,037	15,418
Accounts payable and accrued liabilities	62,629	37,957
Company-obligated mandatorily redeemable Preferred Securities of AICI Capital Trust, holding solely Junior Subordinated Debentures of the Company (Note 8)	94,875	94,875
Total liabilities	802,673	800,913
Common stock subject to redemption (Note 9)	2,629	2,588
Commitments and contingencies (Notes 16 and 18)		
Stockholders' equity:		
Preferred stock, no par value, 5,000,000 shares authorized, none issued	-	-
Common stock, $.40 par value, 40,000,000 shares authorized; 15,663,503 and 15,547,853 shares issued	6,265	6,219
Capital in excess of par value	199,600	199,112
Accumulated other comprehensive income (loss), net of tax	(1,009)	(4,365)
Retained earnings (accumulated deficit)	(20,676)	(11,621)
Common stock subject to redemption (Note 9)	(2,629)	(2,588)
Treasury stock, at cost, 1,209,520 shares	(26,047)	(26,047)
Contingent stock, 20,396 shares	(229)	(229)
Total stockholders' equity	155,275	160,481
	$960,577	$963,982

The accompanying notes are an integral part of the consolidated financial statements.